Exhibit 14.1

Human Resources Policy

CODE OF

BUSINESS CONDUCT

Code of Business Conduct final 10-12-04

A MESSAGE TO NON-EMPLOYEE DIRECTORS AND EMPLOYEES

As an independent, world-class organization, Syniverse is committed to the highest standards of business conduct. This Code of Business Conduct is your guide for ensuring Syniverse conducts its business in a legal and ethical manner. It condenses our company’s previous Code and combines it with Syniverse’s Proprietary Rights Acknowledgment Statement.

Our Code applies to all employees and board members of Syniverse and its subsidiaries, regardless of your geographic location. We expect that our agents and vendors will also comply with the Code in their dealing with us and others. Each of us is responsible for his/her own conduct and for upholding this Code and complying with the laws and highest standards of business ethics anywhere Syniverse does business. No one has the authority to make another director or employee violate Syniverse’s Code of Business Conduct, and any attempt to direct or otherwise influence someone else to violate this Code is unacceptable.

Since the Code cannot address every possible situation, employees with questions regarding the applicability or interpretation of the Code should send their questions to the departments or individuals set forth in this document. All of us are responsible for abiding by Syniverse’s standards, as well as taking actions that preserve and uphold our company’s integrity.

You are accountable for knowing and understanding this Code. You should keep it handy for your reference.

Our ongoing success depends on our ability to perform to the highest standards of business conduct with each other, our customers and our many business partners.

Directors and employees who have questions regarding business conduct or possible violations should contact the human resources department or the Syniverse legal department.

As a condition of your employment or service as a director, you must sign and send the Acknowledgment Form to Human Resources Dept, MS 8F. The Acknowledgement Form is a separate form in the back of this Code.

Ed Evans

Chief Executive Officer

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TABLE OF CONTENTS

NOTICE	iii

INTRODUCTION	1

COMPLIANCE WITH THE LAW	1

CONFLICT OF INTEREST	2

CORPORATE OPPORTUNITIES	3

CONFIDENTIAL INFORMATION	4

PROPRIETARY RIGHTS ACKNOWLEDGMENT STATEMENT	4

GIFTS AND ENTERTAINMENT	5

COMPANY ENDORSEMENTS AND TESTIMONIALS	6

PERSONAL USE OF COMPANY PROPERTY	6

ACCURACY, INTEGRITY OF BOOKS AND RECORDS AND PROTECTION OF COMPANY FUNDS	6

INSIDER TRADING	7

CORPORATE DISCLOSURE POLICY	7

NON-DISCRIMINATION, EQUAL EMPLOYMENT OPPORTUNITY AND HARASSMENT	7

DRUG FREE WORK PLACE	8

EXPORT AND DIRECT PAYMENTS	8

IMPLEMENTATION OF THE CODE	8

ADDITIONAL CODES FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS	10

APPLICABILITY OF CODE TO DIRECTORS	11

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NOTICE

This Code of Business Conduct is not an employment contract in any form, although adherence to these standards is a condition of employment. This code does not give you rights of any kind, and may be changed by the Company at any time without notice. United States employees and U.S. International Assignees of the Company and its subsidiaries must understand that there is no fixed duration and there are no fixed terms or conditions to the employment relationship. Employees can terminate their employment whenever they wish and for whatever reason they might have with or without notice, just as the Company or its subsidiaries can terminate their employment or change the terms and conditions of their employment at any time and for any reason or no reason, with or without cause, and with or without notice. This is known as employment-at-will. This at-will employment relationship may not be modified except in a written agreement signed by the employee and an authorized representative of the Company and with concurrence from the Company’s Legal Department.

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INTRODUCTION

This Code of Business Conduct (the “Code”) is a general statement of policies and procedures of Syniverse Technologies, (“Syniverse” or “Company”) for conducting its business in a legal and ethical manner. It is not an exhaustive list of employees’ duties and responsibilities.

The Code includes provisions from existing Corporate Policies and is intended to provide an accessible reference for all employees.

All policies and procedures in the Code apply to all employees of the Company whether operating inside or outside of the United States.

The policy of the Company is to prevent the occurrence of illegal or unethical behavior, to halt any illegal or unethical behavior that may occur as soon as reasonably possible after its discovery, and to discipline those who violate the Code, including individuals responsible for the failure to exercise proper supervision and oversight to detect and report any violations by their subordinate employees. Discipline may, when appropriate, include dismissal.

An employee who has a question regarding the applicability or interpretation of the Code should utilize the procedure specified in the section entitled “IMPLEMENTATION OF THE CODE.”

COMPLIANCE WITH THE LAW

The employees of the Company shall comply with the laws and highest standards of business ethics and conduct in every country in which the Company does business. Such laws include but are not limited to:

1.	Safety and Health Laws – The Company is committed to providing its employees with a safe and healthy work environment. Employees shall comply with all applicable occupational health and safety laws and regulations.

2.	Antitrust Laws – All employees shall comply with the antitrust laws. In order to avoid activities that may raise inferences of a violation or result in allegation of a violation of the antitrust laws, the following policies shall apply:

•	No employee shall enter into any understanding, agreement, plan or scheme that the employee has reason to believe is illegal under any of the antitrust laws.

•	No employee shall exchange or discuss with any competitor information relating to Company prices or pricing policies, distribution policies, suppliers or customer selection or classifications, credit policies or any other similar competitive information.

•	No employee shall knowingly participate in any formal or informal meeting with third parties at which agreements or understandings of the type described in bullet 1 above are being made or at which information of the type described in bullet 2 above is being exchanged or discussed.

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3.	Intellectual Property Laws – All employees of the Company shall comply with copyright, trademark and other applicable laws governing Company and third party intellectual property.

CONFLICT OF INTEREST

Each employee must avoid any investment, interest, or association that interferes or might interfere with the independent exercise of his or her own individual best judgment, and with such employee’s obligation to perform his or her responsibilities in the best interest of the Company.

Specifically:

All employees shall deal with all suppliers, customers and all other persons doing business with the Company in a completely fair and objective manner without favor or preference based upon personal financial considerations.

1.	Employees shall not accept from or give to any supplier, customer or competitor any gift or entertainment except as permitted under “GIFTS AND ENTERTAINMENT.”

2.	No employee shall do business with a close relative on behalf of the Company, unless the transaction is on arms-length terms and is disclosed, in writing, to the General Counsel of the Company who determines that the transaction is not inconsistent with the purposes of this policy.

3.	No employee shall, directly or indirectly, own any material financial interest (which excludes publicly traded stocks that are purchased for personal investment purposes, so long as such ownership interest does not exceed five percent (5%) of the total outstanding stock of a public entity) in or hold any employment, managerial or advisor position with any firm or corporation which is a competitor of or which does or seeks to do business with the Company if such interest or position may influence any decision that such employee might make in the performance of his or her regular duties.

4.	No employee shall, directly or indirectly, hold any employment, managerial or advisor position with any firm or corporation that might interfere in the performance of his or her regular duties.

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5.	All employees have the affirmative duty to disclose to the corporate officer responsible for their function the existence of any personal material financial interest (which excludes publicly traded stocks that are purchased for personal investment purposes, so long as such ownership interest does not exceed five percent (5%) of the total outstanding stock of a public entity) in or employment or managerial position with any firm or corporation which is a competitor of or which seeks to do or does business with the Company. Each corporate officer shall review each such case with the CEO of the Company, and they shall determine whether the existence of such interest or position is or may be in conflict with this policy or otherwise detrimental to the best interest of the Company or any of its operations. If it is determined that such conflict or detrimental effect may occur, such steps as are necessary to correct the situation will be immediately instituted.

CORPORATE OPPORTUNITIES

Employees are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Corporate Compliance Officer. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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CONFIDENTIAL INFORMATION

The disclosure of Confidential Information regarding Company business whether intentional or accidental, can adversely affect the financial stability of the Company and the job security of its employees.

Because of this risk of harm to the Company and its employees, no employee shall, without the written consent of the Company, during the term of employment or thereafter, use, directly or indirectly, for the benefit of such employee or others, or disclose to others, any Confidential Information obtained during the course of employment.

“Confidential Information” means all discoveries, inventions, improvements and innovations, whether or not patentable or copyrightable, methods, processes, techniques, practices, computer software, equipment, research data, marketing and sales information, personnel data, customer lists, financial data, plans and all other know-how, trade secrets and other information that may be of use to the Company’s competition or harmful to the Company or its customers and that has not been published or disclosed to the general public.

Each employee shall promptly report to the appropriate immediate supervisor any attempt by outsiders to obtain Confidential Information or any unauthorized use or disclosure of Confidential Information by other employees.

PROPRIETARY RIGHTS ACKNOWLEDGMENT STATEMENT

In consideration of employment or, if now employed, the continuation of employment by the Company, or any of its subsidiaries, or any other corporation controlled directly or indirectly by the Company, each employee agrees as follows:

1.	I will disclose to the Company all proprietary property, including ideas, concepts, inventions, software, writings, mask works, processes, and/or improvements, whether patentable or unpatentable, made or conceived by me either solely or jointly with others during my employment by the Company and along the line of the businesses and investigations of the Company or resulting from or suggested by any work which I may do for the Company or at the Company’s request.

2.	I will assign and hereby do assign to the Company (or to the Company’s nominees) my entire right, title, and interest in all such proprietary property and in all patent applications covering such proprietary property protectable under copyright law shall be considered a “work made for hire.” To the extent that such proprietary property is protectable under copyright law, but does not constitute a “work made for hire,” I will assign and hereby do assign to the Company (or to the Company’s nominees) my entire right, title, and interest in all copyrights in such proprietary property.

3.	My obligation to assign rights to the Company under the preceding Paragraph 2 shall not include any rights in proprietary property developed entirely on my own time and without the use of any of the Company facilities or resources unless (a) the proprietary property so developed relates directly to any present business of the Company or to any actual or demonstrably anticipated business or investigation of the Company, or (b) the proprietary property so developed results from any work performed by me for the Company.

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4.	I will, both during and after my employment by the Company, assist the Company at the Company’s expense, in obtaining and enforcing any legal rights in proprietary property assigned or to be assigned to the Company or entrusted to the Company by any third party.

5.	I will, both during and after my employment by the Company, neither disclose to any other person or company without the permission of the Company nor use for any unauthorized purpose any confidential or proprietary information, including technical and business information of the Company or entrusted to the Company by any third party.

6.	Upon termination of my employment with the Company, I will not take from the Company any material, tangible or intangible, containing confidential or proprietary information of the Company or entrusted to the Company by any third party. Prior to such termination, I will return or deliver to the Company all such materials.

7.	I acknowledge that the Company requires that, in the performance of my duties for the Company, I shall not disclose or use any trade secrets or proprietary information of others. Accordingly, I agree not to disclose or use, in the performance of my duties for the Company, trade secrets or proprietary information in violation of the rights of others.

8.	If any provision of this Proprietary Rights Acknowledgment Statement is held to be void or unenforceable for any reason, such provision shall be disregarded and shall not affect any other provision of this Acknowledgment Statement, or a court may interpret such provision to be valid and enforceable to the extent permitted by law.

9.	This Proprietary Rights Acknowledgment Statement shall be binding on my executors, administrators, representatives, and assignees.

10.	This Proprietary Rights Acknowledgment Statement supersedes any prior agreement that I have as an employee of the Company covering proprietary property and/or confidential and proprietary information.

11.	I acknowledge that this Proprietary Rights Acknowledgment Statement is not intended and does not constitute a contract between the Company and me limiting the right of either of us to terminate my employment for any reason, with or without notice.

GIFTS AND ENTERTAINMENT

No employee or family member of an employee shall seek or accept, or offer or give any payments, fees, loans, services or gifts from or to any person or firm as a condition or result of doing business with the Company.

The Company’s policy is intended to permit (i) gifts of reasonable value; (ii) normal business meals and entertainment; (iii) the exchange of customary reciprocal courtesies between employees of the Company and their business associates; and (iv) similar customary and reasonable expenditures to promote general business goodwill. No gift or entertainment should

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ever be offered, given, provided or accepted by any Company employees or family members of a Company employee unless the gift (i) is not cash; (ii) is consistent with customary business practices; (iii) is not excessive in value; (iv) cannot be considered as a bribe or payoff and (v) does not violate any laws are regulations. Expenditures for gifts to and the entertainment of business contacts by Company employees must be appropriately authorized and correctly recorded on the books of the Company. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

COMPANY ENDORSEMENTS AND TESTIMONIALS

No employee shall give an endorsement or testimonial on behalf of the Company without specific prior approval of the Marketing Services Department and, if warranted, the Legal Department, whether or not any payment or consideration is offered in return. This includes requests to use the Company’s name in any external or internal vendor company announcement. When seeking approval, you must disclose whether you have been offered or anticipate being offered any consideration. In certain instances, your manager or the Legal Department can require that you decline the consideration.

PERSONAL USE OF COMPANY PROPERTY

Company property is intended for business purposes. However, limited personal use may be permissible when authorized by your manager and it does not:

•	Interfere with your work responsibilities or business operations.

•	Involve interests in personal outside business and/or other non-authorized organizations and activities (which may include soliciting or promoting personal commercial ventures and political or religious causes).

•	Lead to inappropriate costs to the Company.

•	Violate the standards contained in this Code, or any other Company policies and procedures, including the prohibitions and restrictions on the use of Company Proprietary and Confidential Information.

•	Violate any applicable laws, or infringe or misappropriate any Company or third party intellectual property rights.

ACCURACY, INTEGRITY OF BOOKS AND RECORDS AND PROTECTION OF COMPANY FUNDS

All Company books, records and accounts must be maintained in reasonable detail and accurately reflect the nature of the transactions recorded. All assets and liabilities of the Company must be recorded in the regular books of account. No undisclosed or unrecorded fund or asset shall be established in any amount for any purpose. No false or artificial entries shall be made for any purpose. No payment shall be made, or purchase price agreed to, with the intention or understanding that any part of such payment is to be used for any purpose other than that described in the document supporting the payment.

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Each employee shall:

•	Protect all Company funds.

•	Abide by Company policies for the security of Company funds.

•	Ensure that the Company receives good value in exchange for Company funds or personal funds that will be reimbursed by the Company.

•	Only seek reimbursement for expenses that are reasonable, actual and authorized.

•	Accurately, honestly and timely prepare records of funds and related transactions.

INSIDER TRADING

If an employee has material, non-public information relating to Syniverse or its business, it is Syniverse’s policy that the employee, the employee’s family members, or any entities controlled by the employee or his/her family members, may not buy or sell securities of Syniverse or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers, suppliers, vendors or other business partners, if employees have material, non-public information about that company which the employees obtained by virtue of his/her position at Syniverse. There are no exceptions regardless of personal circumstance.

Besides the obligation to refrain from trading while in possession of material, non-public information, employees are also prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to friends or family members under circumstances that suggest that employees were trying to help them make a profit or avoid a loss. This is a serious breach of corporate confidentiality and another form of insider trading.

The Company has also implemented trading restrictions to reduce the risk, or appearance, of insider trading. Company employees are directed to the Company’s Legal Department if they have questions regarding the applicability of such insider trading prohibitions.

CORPORATE DISCLOSURE POLICY

Each employee shall be responsible for reviewing and adhering to the Company’s Corporate Disclosure Policy, a copy of which can be obtained on the Company’s internal website. The Company’s Corporate Disclosure Policy is maintained by the Company’s Disclosure Committee, which reviews all external communications from the Company to the investment community and the public at large.

NON-DISCRIMINATION, EQUAL EMPLOYMENT OPPORTUNITY AND HARASSMENT

It is the policy of the Company to provide employment opportunities without regard to race, religion, color, national origin, sex, age, ancestry, citizenship, veteran status, marital status,

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sexual orientation or disability, or any other reason prohibited by the law, and to maintain a work environment free from harassment. Decisions as to hiring, promotion and other aspects of the employment relationship must be based solely upon job-related qualifications.

DRUG FREE WORKPLACE

It is the policy of the Company to provide a Drug Free Workplace and all employees shall comply with all applicable policies regarding the maintaining of a drug free work environment.

EXPORT AND DIRECT PAYMENTS

All employees will obtain appropriate authorization and/or licensing before:

•	Exporting any product, service, or technical information from the United States or moving it between or among countries. (Technical information can consist of manufacturing processes, product use or commercial and technical know-how, data or software.)

•	Providing any product, service or technical information to parties that previously have been denied an export license.

•	Discussing with or displaying to non-U.S. nationals any Company technical data, equipment or nonpublic information or its application, whether in the United States or abroad, either on Company or personal business.

•	Discussing or displaying any Company technical data, equipment or nonpublic information or its application while abroad, either on Company or personal business.

Each employee will determine with the Legal Department situations that may require written assurance by non-U.S. recipients that they will abide by United States export control regulations.

No employee shall authorize or provide payments, related offers, or any other benefit to improperly influence an official outside the United States or other person’s decision-making to secure, retain, or direct business. Doing so could constitute a violation of United States and other countries’ laws and the Company’s standards.

IMPLEMENTATION OF THE CODE

Corporate Compliance Officer

The General Counsel is the Corporate Compliance Officer responsible for implementation of the Company’s Code of Business Conduct.

Questions Regarding the Code

An employee who has a question regarding the applicability or interpretation of the Code should direct the question in writing or e-mail to:

•	His or her manager

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•	A member of the Company’s senior management team

•	A member of the Company’s HR or Legal team

Questions may also be directed to the Corporate Compliance Officer.

Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints to the General Counsel of the Company

Reporting Any Other Illegal Or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees who are concerned that violations of this Code have occurred and may occur, or that other illegal or unethical conduct by employees, officers or directors of the Company has occurred or may occur, should contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact the General Counsel, the Audit Committee or the Board of Directors of the Company. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

Investigation of Violations

All reported violations of the Code will be promptly investigated by the Company and will be treated confidentially to the extent consistent with the Company’s interests and its legal obligations. In certain instances, employees’ names may be provided to those involved in the investigations with a “need to know” about the situation.

The Corporate Compliance Officer will direct all investigations of wrongdoing by the Company. Employees are expected to cooperate in the investigation of an alleged violation of the Code. If the result of the investigation indicates that corrective action is required, the Company will decide what steps it should take, including, when appropriate, legal proceedings, to rectify the problem and avoid the likelihood of its recurrence.

Discipline for Violations

Disciplinary actions may be taken for:

•	Authorization or participation in actions that violated the Code.

•	Failure to report a violation of the Code.

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•	Refusal to cooperate in the investigation of a violation of the Code.

•	Failure by a violator’s manager(s) to detect and report a violation of the Code, if such failure reflects inadequate supervision or lack of oversight.

•	Retaliation against an individual for reporting a violation of the Code.

Corrective Action and Discipline

Employees who violate Company standards may be disciplined up to and including dismissal, as well as be subject to civil and criminal charges. If misconduct occurs, the Company is committed to taking prompt and responsive action to correct the situation and discipline responsible individuals.

Management employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to ensure compliance. Managers who have supervisory responsibility must use appropriate measures to ensure that disciplinary action for their employees is consistent and appropriate to the situation.

Acknowledgment

The Company requires that all non-employee directors and employees sign the Acknowledgment Form confirming that they have received, read, understand, and agree to abide by the Code.

ADDITIONAL CODES FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are bound by the prior provisions set forth in the Code. In addition, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

•	The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Chief Executive Officer and the other senior financial officers, as applicable, a committee designated by the Board of Directors, or if appropriate, the Board of Directors, any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Company in fulfilling its financial reporting obligations.

•	The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Chief Executive Officer and the other senior financial officers, as applicable, a committee designated by the Board of Directors, and the Audit Committee, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

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•	The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the General Counsel or the Chief Executive Officer and to the Audit Committee any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•	The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the General Counsel or the Chief Executive Officer and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code or of these additional procedures.

APPLICABILITY OF CODE TO DIRECTORS

The Company’s non-employee directors are subject to all sections of this Code, to the extent applicable, including the Code of Ethics for Chief Executive Officer and Senior Financial Officers. Provided, however, that the provisions of this Code under the heading “Proprietary Rights Acknowledgement Statement” do not apply to non-employee Directors of the Company.

WAIVER OF PROVISIONS OF CODE

Waivers of the provisions of this Code of Conduct that are granted to any non-employee director or executive officer may be made only by the Company’s Board of Directors, or by a committee designated by the Board of Directors. Any such waiver that is granted to a director or executive officer (i) will be made only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation and (ii) will be disclosed as required under applicable law and regulations.

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~Acknowledgment Form~

The undersigned acknowledges that he/she has received, read, understands and agrees to abide by Syniverse Technologies’ Code of Business Conduct. If the undersigned is an employee or officer of Syniverse Technologies, the above acknowledgement includes, without limitation, the Proprietary Rights Acknowledgment Statement.

Signature:

Print Name:

Date:

After completing, send Acknowledgement Form to

Human Resources Dept. - MS 8F

Syniverse Technologies Code of Business Conduct (10/04)